UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2009

GENERAL EMPLOYMENT ENTERPRISES, INC
(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Tower Lane, Suite 2200, Oakbrook Terrace, Illinois		60181
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(630) 954-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The Registrant entered into a Memorandum of Agreement (“Agreement”) on December 21, 2009 for the purchase of the core business and business assets of GT Systems, Inc., New York, New York (“Seller”).  The Agreement contemplates that the Registrant will acquire, through a newly formed acquisition subsidiary, selected assets , accounts and clients of the Seller under the terms and conditions set forth in the Agreement and to be more definitively set forth in the definitive transaction documents in preparation which are expected to be approved prior to closing, which is expected by mid-January, 2010.

Under the terms of the Agreement, the principal owner of the Seller has agreed to enter into a consulting agreement with the Registrant so that there is a continuity of management between the Seller’s core business and the continuing operations of the Registrant after the closing of the transaction.  The purchase price for the Seller’s core business and assets is to be paid by the Registrant by the issuance of no more than 2,000,000 shares of the Registrant’s restricted common stock, subject to rights of adjustment that may reduce the number of shares based on the profitability of the core business to be acquired by the Registrant.

The closing of the transaction described in the Agreement is subject to approval by both parties on the final definitive transaction documents memorializing the Agreement, but the Registrant’s Board of Directors approved the transaction subject to management’s acceptance and execution of the final closing documents.

Item 9.01 Financial Statements and Exhibits

Exhibit 99.1	Agreement Between the Registrant and GT Systems, Inc. Effective December 21, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENERAL EMPLOYMENT ENTERPRISES, INC. (Registrant)
Date: December 28, 2009	By: /s/ Salvatore J. Zizza
Salvatore J. Zizza
Chief Executive Officer